Exhibit 99.1

FOR IMMEDIATE RELEASE: September 5, 2007	PR07-20
CANYON RESOURCES OUTLINES ITS FORWARD LOOKING STRATEGY
Golden, CO — Canyon Resources Corporation (AMEX:CAU), a Colorado-based mining company, provides an update on its forward looking strategy. As a result of recent market turmoil, the management and Board of Canyon has conducted a critical review of the strategic plans of the Company. It is the Company’s belief that the intrinsic value of its underlying cash, equipment, and property assets net of liabilities exceeds its current market value and that steps must be taken to unlock its unrecognized value for the benefit of its shareholders.
“Canyon has a wealth of mineral property interests and we believe that the capital markets are overly discounting their potential market value,” stated James Hesketh, President and CEO of the Company.
The Company’s primary goal is to re-establish gold production, either as a mine operator, joint venture partner or as a royalty holder. In order to achieve this goal, the Company will pursue either the sale or joint venture of those property assets which are either considered non-core or that require substantial capital to place into production. In the event of a sale of mineral properties, the Company’s plan is to hold an ongoing interest in the form of either a joint venture position or a royalty.
“We believe that the sale or joint venture of these properties will help to unlock the fair value of these assets for our shareholders, while building our treasury in order to fund the future growth of the Company,” said Mr. Hesketh. “This strategic direction will help us control the potential dilution risk of developing these assets ourselves. Management has begun implementation of this strategy.”
The Company plans to delay the recently announced underground test mining at the Briggs Mine until the development can be funded through either a joint venture or can be funded in a manner that would minimize further dilution to our shareholders.
Canyon controls the Briggs Gold Mine and four satellite deposits in California; the Reward Gold Project near Beatty, Nevada; four gold exploration properties also in Nevada, including the advanced stage Adelaide and Tuscarora properties, and the Seven-Up Pete Gold Project near Lincoln, Montana. To date, the Company has developed in-place mineralized material on its properties containing over 1.9 million ounces of gold and substantial exploration potential is believed to exist. Canyon has developed re-start and underground test mining plans for its permitted Briggs Mine and is completing permitting and feasibility study work on its Reward Project. Since 1996 at Briggs, the Company has mined ores containing around 730,000 ounces of gold and has reported reserves and remaining in-place mineralized material containing approximately 840,000 ounces. The Company believes that this 1.6 million ounce property has substantial potential for additional gold discovery.
In addition to these assets, the Company is a carried partner on the Sand Creek-Converse uranium exploration joint venture project in the Southern Powder River Basin of Wyoming. Canyon owns over 900,000 acres of fee mineral rights in the State of Montana that contain identified industrial mineral and copper potential. Canyon also holds royalty interests on gold properties in Montana, Argentina and the Dominican Republic. In addition, the Company is a party to a takings suit against the State of Montana to recover value that was lost with the McDonald Gold Project due to changes in legislation resulting from an anti-cyanide ballot initiative.

For additional information on Canyon Resources, please visit our website at www.canyonresources.com.

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934 as amended. Although we believe that the expectations expressed in these forward-looking statements are reasonable, we cannot promise that our expectations will turn out to be correct. Our actual results could be materially different from and worse than our expectations. Factors that could cause actual results to differ materially from these forward-looking statements include, among others: (1) that we might not realize the benefits we are seeking from the revision of the Company’s strategic plan announced on September 5, 2007; (2) that our focus on implementing the strategic plan might have a negative effect on our continuing business and our relationships with our business partners; (3) that we may be unable to find joint venture partners or that we may enter into sale or joint venture transactions that could result in operating difficulties, losses and other adverse consequences; (4) that our stock price has been volatile historically and may continue to be volatile, which could limit our ability to effectively implement the strategic plan; (5) that the price of gold has historically been and may continue to be volatile; (6) that there are potential operating risks of mining; (7) that our estimates of mineralized material and gold deposits may be incorrect; (8) that environmental and governmental regulations may impede our operations; (9) that we may be unable to secure financing on acceptable terms; (10) that ongoing litigation may not be favorably resolved; and (11) that other risks described in the risk factors contained in the Company’s filings with the Securities and Exchange Commission may materialize. Most of these factors are beyond the Company’s ability to control or predict. These risks and uncertainties, as well as other risks and uncertainties that could cause our actual results to differ significantly from management’s expectations, are not intended to represent a complete list of all risks and uncertainties inherent in our business, and should be read in conjunction with the more detailed cautionary statements and risk factors included in our Annual Report on Form 10-K for the year ended December 31, 2006.

FOR FURTHER INFORMATION, CONTACT:
James Hesketh, President and CEO (303) 278-8464
Valerie Kimball, Investor Relations (303) 278-8464
www.canyonresources.com